Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Employee Benefits Committee of the

    Sirius XM Radio 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-15085, 333-31362, 333-47954, 333-62818, 333-65473, 333-74752, 333-81914, 333-100083, 333-101515, 333-106020, 333-111221, 333-119479, 333-125118, 333-133277, 333-139214, 333-142726, 333-149186, 333-152574, 333-156441, 333-158156, 333-159206, 333-160386, 333-166699, 333-169309 and 333-179600) on Form S-8 of Sirius XM Radio Inc. of our report dated June 15, 2012 relating to the statements of net assets available for benefits of the Sirius XM Radio 401(k) Savings Plan as of December 31, 2011 and 2010, the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and the related supplemental schedules of Schedule H, line 4a – schedule of delinquent contributions for the year ended December 31, 2011 and the Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Sirius XM Radio 401(k) Savings Plan.

/s/ KPMG LLP

New York, New York

June 18, 2012